EX 4.2

AMENDED RIGHTS AGREEMENT

Exhibit 4.2

AMENDMENT NO. 1 TO

RIGHTS AGREEMENT

         This Amendment No. 1 (this “Amendment”) to the Rights Agreement, dated as of this 22nd day of October, 2001, by and among Moody’s Corporation, a Delaware corporation (“Moody’s”), EquiServe Trust Company, N.A., as Rights Agent (the “Initial Agent”), and The Bank of New York, as successor Rights Agent (the “Successor Agent”).

RECITALS

         WHEREAS, Moody’s (formerly, The Dun & Bradstreet Corporation) and the Initial Agent entered into that certain Amended and Restated Rights Agreement dated as of September 27, 2000 (the “Rights Agreement”);

         WHEREAS, Moody’s has notified the Initial Agent in writing that it no longer will contract with the Initial Agent for transfer agent services effective on or about October 1, 2001;

         WHEREAS, Moody’s has notified the Initial Agent in writing that it has elected to terminate the Initial Agent as Rights Agent under the Rights Agreement effective as of October 1, 2001 (the “Effective Date”); and

WHEREAS, Moody’s has notified the Successor Agent (with a copy to the Initial Agent) that it has been appointed as Successor Rights Agent under the Rights Agreement and Successor Agent has accepted such appointment;

         NOW, WHEREFORE, in consideration of the mutual covenants set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	As of the Effective Date, Initial Agent will be removed as Rights Agent under the Rights Agreement and Successor Agent will be substituted as successor Rights Agent. From and after the Effective Date, any and all references in the Rights Agreement to (a) the Initial Agent shall be read to refer to the Successor Agent and (b) to the Rights Agent shall refer to the Successor Agent, as Rights Agent under the Rights Agreement.

2.	As of the Effective Date, all rights, entitlements, obligations, duties, and liabilities of the Rights Agent under the Rights Agreement shall be assumed by Successor Agent and Initial Agent shall have no such rights, entitlements, obligations, duties, and liabilities of the Rights Agent thereafter.

3.	Except with respect to their respective rights to enforce the obligations set forth herein, Moody’s and Initial Agent hereby permanently and forever discharge and release each other, their affiliates, successors and assigns with respect to any and all liabilities, claims, debts, damages and rights of action that they ever may have had, have, or ever will have against the other, whether currently known or unknown, whether or not currently accrued, in connection with the Rights Agreement or Initial Agent’s service as Rights Agent thereunder.

4.	The first sentence of Section 2 of the Rights Agreement is hereby amended and restated in its entirety as follows: “The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment.”

5.	The second sentence of Section 3(a) of the Rights Agreement is hereby amended and restated in its entirety as follows: “As soon as practicable after the Distribution Date and receipt of written notice of the Distribution Date from the Company, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Stock as of the close of business on the Distribution Date (other than any Acquiring Person or any Associate or Affiliate of an Acquiring Person), at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a “Right Certificate”), evidencing one Right (subject to adjustment as provided herein) for each share of Common Stock so held.”

6.	The last sentence of Section 6(a) of the Rights Agreement is hereby amended and restated in its entirety as follows: “The Company may require payment by the holder of Rights of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates.”

7.	The heading of Section 8 of the Rights Agreement is hereby amended by deleting the words “and Destruction” therefrom.

8.	The last sentence of Section 8 of the Rights Agreement is hereby amended and restated in its entirety as follows: “The Rights Agent shall deliver all canceled Right Certificates to the Company.”

9.	The first sentence of Section 18(a) of the Rights Agreement is hereby amended and restated in its entirety as follows: “The Company agrees to pay to the Rights Agent such compensation as shall be agreed to in writing by the Company and the Rights Agent for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Rights Agreement and the exercise and performance of its duties hereunder.”

10.	Section 18(a) of the Rights Agreement is hereby amended by adding at the end of such section the following sentence: “The provisions of this Section 18(a) shall survive the expiration of the Rights and the termination of this Agreement.”

11.	The first sentence of Section 19(a) of the Rights Agreement is hereby amended and restated in its entirety as follows: “Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to all or substantially all of the stock transfer or corporate trust powers of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Rights Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 hereof.”

12.	Section 20(a) of the Rights Agreement is hereby amended and restated in its entirety as follows: “The Rights Agent may consult with legal counsel of its selection (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.”

13.	Section 20(c) of the Rights Agreement is hereby amended by adding at the end of the first sentence the following: “; provided, however, that the Rights Agent shall not be liable for indirect, special, consequential or punitive damages.”

14.	Section 26 of the Rights Agreement is hereby amended by adding after the Company’s address for notices or demands, the following: Subject to Section 21 hereof, any notice or demand authorized by this Rights Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Successor Agent shall be sufficiently given or made if sent by first-class mail, postage pre-paid, addressed (until another address is filed in writing with the Company) as follows:

The Bank of New York Stock Transfer Administration 28 East 28th Street – 8th Fl New York, NY 10016 Attention: Alexander Pabon, AVP

15.	Except as amended hereby, the Rights Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

16.	This Amendment and the performance of the parties hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of New York.

17.	This Amendment may be executed in multiple counterparts. Each such counterpart shall be an original and all together shall constitute but one and the same Amendment.

         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Rights Agreement on the date set forth herein.

MOODY’S CORPORATION

By:	/s/ JOHN J. GOGGINS

John J. Goggins Senior Vice President and General Counsel

EQUISERVE TRUST COMPANY, N.A.

By:	/s/ Collin Ekeogu

Collin Ekeogu Director, Corporate Actions Administration

THE BANK OF NEW YORK

By:	/s/ Alexander Pabon

Alexander Pabon Assistant Vice President